Exhibit 10.35
Name: W. Richard Staub, III

We are very pleased to extend this offer for the role of President, Research & Development Solutions. Except as otherwise provided herein, this Offer Letter (the “Offer Letter”) supersedes any terms of your November 30, 2016 Offer Letter (the “2016 Offer Letter”) that conflict with the terms of this Offer Letter. A copy of your November 30, 2016 Offer Letter is attached as Exhibit 1 to this Offer Letter. To the extent that there is a conflict between this Offer Letter and the 2016 Offer Letter, the terms of this Offer Letter shall govern. Except as stated above, any other prior offer letters, agreements or arrangements regarding the terms of your employment with IQVIA are hereby terminated or superseded by the terms of this Offer Letter. You acknowledge and agree that your employment with IQVIA, which commenced when you accepted the 2016 Offer Letter, continues uninterrupted subject to the terms of this Offer Letter.

*    Start date in new role:    September 25, 2023
*    Position Title / Level:    President, Research & Development Solutions / 210
*    Location:             RTP – Innovation Park
*    Manager / Title:        Ari Bousbib / Chairman & CEO
*    FT / PT Status:        Full Time
*    Base Salary:         $800,000 (annualized). Pay is semi-monthly
*    AIP:          You are eligible to participate in IQVIA’s Annual Incentive Plan (AIP) subject to the terms and conditions of the applicable AIP in place at the time of any payout. You will be eligible to be considered for a bonus of 100% of your base salary. Your manager will communicate performance parameters at a later date. Employees are not guaranteed any payout under the AIP.
*    LTIP:            You are eligible to participate in IQVIA’s Long-Term Incentive Plan. You will be eligible to participate in future annual LTIP cycles based on the Company’s discretion. All awards under the LTIP are subject to the discretion of the Leadership Development and Compensation Committee of the Board of Directors of IQVIA Holdings Inc. and the rules of the Plan.
*    Time off during calendar year 2023
    Vacation Days:                   Discretionary Time-off
    Company Holidays:           10 days

Notwithstanding anything herein to the contrary, nothing in this Offer Letter shall revoke, extinguish, or diminish your obligations or IQVIA’s and/or its affiliates’ rights and remedies under any agreements relating to trade secrets, confidential information, non-solicitation, non-competition and intellectual property which you have previously executed in the past, including without limitation the Non-Competition, Non Solicitation, Confidentiality and Intellectual Property Agreement (the “2016 Restrictive Covenant Agreement”) that you agreed to and executed in connection with the 2016 Offer Letter. For avoidance of doubt the 2016 Restrictive Covenant Agreement continues in full force and effect.

This Offer Letter shall not be construed as constituting a contract for employment, or otherwise set forth a length of employment. You are an employee at-will, which means that either you or IQVIA may end the employment relationship without cause or notice.

You will be entitled to discretionary leave as you deem appropriate, consistent with applicable IQVIA policies and business needs and upon your manager's approval.

The next step is to indicate your agreement to these terms by electronically signing this offer letter.

I accept the terms of this offer as stated and will start on September 25, 2023.

/s/ W. Richard Staub III	September 25, 2023
Sign to accept	Date

Approved:
Name: Trudy Stein

/s/ Trudy Stein	September 25, 2023
Date

EXHIBIT 1

November 30, 2016

W. Richard Staub III
3210 Merriman Avenue
Raleigh, NC 27607

Dear Richard,

We are very pleased to extend this offer for the role of President, Research & Development Solutions, of Quintiles IMS Incorporated (the “Company”), a subsidiary of Quintiles IMS Holdings, Inc. (“QuintilesIMS”). Subject to satisfaction of all the conditions described in this letter, your employment in this new role will commence on December 1, 2016 (the “Start Date”).

In consideration for your services and the execution of the Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement set forth in Schedule A attached hereto (the “Restrictive Covenant Agreement”), you will be paid a base salary of $540,000 per year, subject to annual review. The base salary shall be payable in periodic installments in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Your principal place of employment shall be at the Company’s offices in Raleigh-Durham, North Carolina, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

During your employment, you will be eligible to participate in the Company’s Annual Incentive Plan (or such successor or additional plans, the “AIP”) on the same terms and conditions as other similarly situated executives. Your annual target bonus opportunity will be 85% of base salary. You will continue to be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

You will also be eligible to receive an annual equity award commensurate with amounts, terms and conditions applicable to similarly situated executive officers of the Company, subject to the applicable terms, conditions and eligibility requirements of the equity plans and programs of QuintilesIMS, as they may exist from time to time, and the approval of the Leadership Development and Compensation Committee of the Board of Directors of QuintilesIMS in its discretion.

Effective on the Start Date, your employment will be subject to the terms and conditions set forth in this letter, and any employment agreement between you and QuintilesIMS or any affiliate thereof, including the agreement executed as of August 13, 2013 between you and Novella Clinical, Inc. (“Employment Agreement”), shall terminate and have no further force or effect except as expressly described in this offer letter.

This offer of employment is contingent upon: (1) your agreement to the terms and conditions set forth in this offer letter and (2) your agreement to the terms and conditions set forth in the Restrictive Covenant Agreement.

You acknowledge and agree you are receiving good, valuable and adequate consideration for your agreement to the terms of this offer letter, including the promotion and increased responsibility reflected in your new role in the Company as described above.

This offer letter shall not be construed as constituting a contract for employment, or otherwise set forth a length of employment. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and for any reason or no particular reason in accordance with the terms of this letter.

If your employment with the Company is terminated by the Company other than for Cause, subject to your execution and non-revocation of a release of claims in a form provided by the Company and your compliance with the Restrictive Covenant Agreement, you will be eligible to receive severance in an aggregate amount equal to the sum of(l) an amount equal to twenty-four (24) months of base salary in effect at the time of your termination, (2) an amount equal to your annual target bonus opportunity in effect for the year of termination, and (3) an amount equal to the projected cost of the continuation of your group health insurance coverage for you and your eligible dependents pursuant to COBRA for the eighteen (18) months following the termination date (together, the "Severance Payment"). The Severance Payment shall be payable in equal monthly installments on the Company's regular payroll schedule during the twenty-four month non-competition period pursuant to the Restrictive Covenant Agreement, with the first installment to be paid on the first regular payroll date occurring after the 30th day following your termination date; provided that if the review and revocation period for the release begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; and provided further that the first installment will include all amounts that would otherwise have been paid to you since the period beginning on the termination date if no delay had been imposed. The severance payable pursuant to this paragraph shall be in lieu of any benefits under any other severance plan of the Company.

For purposes of this offer letter, "Cause" means the occurrence of any of the following: (i) any willful misconduct or omission or act of dishonesty by you, which as determined by the Company in its reasonable discretion, may cause material harm to the Company or its affiliates, or any other actions that are materially detrimental to the Company or any affiliates' interest; (ii) gross negligence or willful misconduct by you in the performance of your duties; (iii) any material act by you of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets, whether or not related to your employment with the Company; (iv) you being indicted for, convicted of, confessing to, pleading nolo contendere or becoming the subject of proceedings that provide a reasonable basis for the Company to believe that you have engaged in, a felony or in any other crime involving dishonesty or moral turpitude; (v) your material violation of a provision of the Company's code of conduct, ethics policy or other material policy of the Company, which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates' interest; (vi) your material breach of fiduciary duty to the Company or its affiliates which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates' interest; or (vii) your material breach of this offer letter, the Restrictive Covenant Agreement or any other written agreement between you and the Company which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates' interest; provided that, "Cause" shall not be deemed to have occurred pursuant to subsections (v) and (vii) hereof unless you have first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that Company intends to terminate your employment hereunder for such reason, and if such ground is reasonably capable of being cured within fifteen (15) days, you have failed to cure such ground within a period of fifteen (15) days from the date of such notice. The Company may place you on paid leave while it is determining whether there is a basis to terminate your employment for Cause or during the above-referenced cure period.

This offer letter shall be governed by the laws of North Carolina, without regard to conflict of law principles. This offer letter may be signed in any number of counterparts (including via facsimile and electronic transmission), each of which will be deemed to be an original and all of which together will constitute one and the same instrument. No provision of this offer letter may be amended or modified unless agreed to in writing and signed by you and the Company.

Section 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

We eagerly await your acceptance in writing and look forward to working with you in this role, where we are confident you will find enormous opportunity for growth and development.

Yours sincerely,

/s/ Ari Bousbib
Ari Bousbib
On behalf of Quintiles IMS Incorporated

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter, except as expressly set forth herein.

/s/ W. Richard Staub III            November 30, 2016
W. Richard Staub     III                Date

Schedule A

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND
INTELLECTUAL PROPERTY AGREEMENT
This Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (the “Agreement”) is made by and between W. Richard Staub III (the “Executive”) and Quintiles IMS Incorporated (the “Company”), a subsidiary of Quintiles IMS Holdings, Inc. (“QuintilesIMS”). This Agreement will become effective immediately upon the date Executive executes the letter agreement dated November 30, 2016 to which this Agreement is Exhibit A (the “Letter Agreement”).
WHEREAS, Executive has been employed by the Company and his employment is being continued in a senior executive position with the Company as of the Start Date set forth in the Letter Agreement. As an employee, he will have responsibilities that embrace all of the services provided by the Company and will have access to confidential information and trade secrets of the Company and its Affiliates, including but not limited to valuable information about their worldwide business operations and the persons and entities with which they do business in various locations throughout the world and he will develop relationships with their customers and others with which they do business in various locations throughout the world; and
WHEREAS, Executive is already obligated under existing agreements with Affiliates of the Company to comply with restrictive covenants similar to those contained in this Agreement, but Executive agrees that because of the information and relationships to which Executive will be exposed in anticipation of and during the course of Executive’s performance of his new role with the Company, it would be harmful to the Company, QuintilesIMS and its Affiliates for Executive to compete with Company, QuintilesIMS or its Affiliates or solicit their clients, customers or employees in the manner prohibited by this Agreement and that the Company, QuintilesIMS and its Affiliates have legitimate business interests in protecting themselves from such competition and solicitation.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and in the accompanying Letter Agreement, the parties agree as follows:
1. Nondisclosure.
1.1. Recognition of Company’s Rights; Nondisclosure. Executive understands and acknowledges that during the course of his employment by the Company, Executive will have access to and learn about Confidential Information, as defined below, relating to the Company and its Affiliates, and the Company Business. Executive further understands and acknowledges that this Confidential Information, and the Company’s ability to reserve it for the exclusive knowledge and use of the Company and its Affiliates, is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive will cause irreparable harm to the Company and its Affiliates, for which remedies at law will not be adequate. At all times during Executive’s employment, and thereafter, Executive will hold in strictest confidence and will not disclose or use any Confidential Information, except as such disclosure or use may be required in connection with Executive’s work for the Company, or unless and to the extent the Company expressly authorizes such in writing. Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise, including without limitation presentations, abstracts or posters) that relates to Executive’s work at the Company, relates to the Company’s Business, and/or incorporates any Confidential Information.
1.2. Assignment. Executive agrees to assign and hereby assigns to the Company any rights Executive may have or acquire in any knowledge, data or information that is made, authored, conceived, developed, or reduced to practice by Executive during the period of Executive’s employment with the Company and which (but for Executive’s rights therein) would constitute Confidential Information, and Executive recognizes that all Confidential Information shall be the sole property of the Company.
1.3    . Subpoena or Court Order. If Executive is required to disclose Confidential Information pursuant to a court order, subpoena or other government process or such disclosure is necessary to comply with applicable law or defend against claims, Executive shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, subpoena, other government process or claims.

1.4. Duration of Confidentiality Obligations. Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information or Trade Secret shall commence immediately upon Executive first having access to such Confidential Information or Trade Secret and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information or Trade Secret has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf and shall not continue longer than ten (10) years after Executive’s separation from service as an employee.
1.5. Confidential Information. The term “Confidential Information” includes, but is not limited to: (i) all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company Business, is of value and is treated as confidential, including, but not limited to, future business plans, financial information, business plans, strategic plans, pricing information, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement; and (ii) information of the Company, or its Affiliates and its and/or their licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (aa) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (bb) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secret”). Notwithstanding anything otherwise in this Agreement to the contrary, Confidential Information shall not include information that is generally known or available to the public unless such information became so known or available as a consequence of a breach by Executive of Executive’s obligations pursuant to this Agreement.
1.6. Third Party Information. Executive understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone or use the Third Party Information, except as and to the extent permitted under this Agreement with respect to Confidential Information in connection with Executive’s work for the Company.
1.7. No Improper Use of Information of Prior Employers and Others. During Executive’s employment with the Company, Executive will not improperly use or disclose any Confidential Information of any former employer or any other person to whom Executive has an obligation of confidentiality. Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person. Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or Executive. Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company will be consistent with the obligations set forth in Section 1 of this Agreement.
1.8. Acknowledgement upon Termination of Employment. Executive agrees that upon termination of Executive’s employment, without limiting Executive’s obligations hereunder, and if requested by the Company, Executive will acknowledge Executive’s possession of Confidential Information by signing an appropriate list of all Confidential Information of which Executive has knowledge or about which Executive has acquired information.
2. Competitive Business Activities. Executive acknowledges that by virtue of Executive’s employment by and senior position with the Company, (i) Executive will have responsibilities that embrace each of the services provided within the Company Business (as defined in Section 2.7); (ii) the Company operates the Company Business through employees of Company as well as a network of entities subsidiary to or affiliated with the Company, or owned by subsidiaries or Affiliates of the Company located throughout the world; (iii) by virtue of Executive’s employment by and senior position with the Company, Executive will have access to Confidential Information (as defined in this Agreement) of the Company and its Affiliates, including but not limited to valuable information about their worldwide business operations and the persons and entities with which they do business in various locations throughout the world and will develop relationships with their customers and others with which they do business in various locations throughout the world; and (iv) the restrictions set forth in this Section 2 are reasonably necessary to protect the Company’s legitimate business interests, are reasonable as to time, territory, and scope of prohibited activities, do not interfere with the public policy or public interest, and are described with sufficient accuracy and definiteness to enable Executive to understand the scope of the restrictions imposed.

2.1. Covenant Not to Compete. During Executive’s employment and the twenty-four (24) month period following the end of Executive’s employment, Executive shall not, within the geographic territory identified in Section 2.4, do any of the following, whether or his own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant or independent contractor, nor shall Executive provide material assistance to any other person or entity to do so:
(a)    engage in the Company Business in competition with the Company or any Restricted Affiliate;
(b)    engage in the Company Business in any role that is the same as or materially similar to the role that he performed for the Company, in competition with the Company or any Restricted Affiliate; or
(c)    engage in the Company Business in competition with the Company or any Restricted Affiliate, in any role the performance of which would be reasonably presumed to require or involve the use or disclosure of Confidential Information.
2.2. Covenant Not to Solicit Customers. During Executive’s employment and the twenty-four (24) month period following the end of Executive’s employment, Executive shall not, within the geographic territory identified in Section 2.4, engage in any of the following activities, whether on his own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant or independent contractor, nor shall Executive provide material assistance to any other person or entity to do so:
(a)    solicit any customer of the Company or any customer of any Restricted Affiliate, to obtain services that the customer had obtained from the Company or Affiliate from an entity in competition with the Company or Restricted Affiliate;
(b)    solicit any person or entity which Executive serviced, contracted with or negotiated with on behalf of the Company or any Restricted Affiliate to obtain services that the person or entity had obtained from the Company or a Restricted Affiliate from an entity in competition with the Company or Restricted Affiliate;
(c)    solicit any person or entity which any employee of Company or any Restricted Affiliate for whom Executive was responsible, serviced, contracted with or negotiated with on behalf of the Company or any Restricted Affiliate, to obtain services that the customer had obtained from the Company or Affiliate from an entity in competition with the Company or Restricted Affiliate;
(d)    solicit any customer of the Company or any Restricted Affiliate, the effective solicitation of which would reasonably be expected to benefited by the knowledge of Confidential Information, to obtain services that the customer had obtained from the Company or an Restricted Affiliate from an entity in competition with the Company or an Restricted Affiliate;
(e)    solicit any vendor or supplier of the Company or a Restricted Affiliate to cease doing business with the Company or Restricted Affiliate, or to provide services to an entity in competition with the Company or any Restricted Affiliate the effect of which would be to eliminate or diminish the provision of services to the Company or an Restricted Affiliate; or
(f)    encourage any customer of the Company or any Restricted Affiliate to cancel, terminate or refrain from renewing or continuing any contract or business relationship with the Company or a Restricted Affiliate or to otherwise diminish that Customer’s relationship with the Company or any Restricted Affiliate.
2.3. Covenant Not to Solicit or Hire Employees. During Executive’s employment and the twenty-four (24) month period following the end of Executive’s employment, Executive shall not, engage in any of the following activities, whether or his own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant or independent contractor, nor shall Executive provide material assistance to any other person or entity to do so:
(a)    offer employment to, solicit for employment or hire any employee of the Company or any Restricted Affiliate or any person who was employed by the Company or any Restricted Affiliate during the one year period prior to the termination of Executive’s employment with the Company;
(b)    offer employment to, solicit for employment or hire any employee of Company or any Restricted Affiliate with respect to whom Executive had responsibility at the time of the termination of Executive’s employment with the Company or during the one year period prior to the termination of Executive’s employment with the Company;

(c)    offer employment to, solicit for employment or hire any employee of Company or any Restricted Affiliate who was personally known to Executive; or
(d)    offer employment to, solicit for employment or hire any employee of Company or any Restricted Affiliate with respect to whom Executive had responsibility at the time of the termination of Executive’s employment with the Company or during the one year period prior to the termination of Executive’s employment with Company.

2.4. Geographic Territory. In recognition of the worldwide presence of the Company, the worldwide extent of Executive’s responsibilities, the breadth of Executive’s knowledge of Confidential Information relevant to the operations of the Company and its Affiliates worldwide, and the relationships with customers, potential customers and contacts important to the Company Business that Executive will develop and that will be available to him as a consequence of the goodwill of the Company worldwide, Executive agrees that the restrictions set forth in Sections 2.1 and 2.2 above will apply to the broadest geographic territory possible, including the following geographical regions: (a) the world; (b) the United States; (c) any country in which Executive worked, had responsibility or provided services on behalf of the Company or a Restricted Affiliate; (d) any country in which any employee of the Company or any Restricted Affiliate who was supervised by Executive, either directly or through other supervisors, had responsibility, provided services or worked; (e) any State of the United States, or similar political subdivision in a foreign country, in which Executive worked, had responsibility, or provided services on behalf of the Company or any Restricted Affiliate; (f) any State of the United States, or similar political subdivision of any foreign country in which any employee of the Company or any Restricted Affiliate who was supervised by Executive had responsibility, provided services or worked; (g) any city, or any county or similar political subdivision in any foreign country, in which Executive had responsibility, worked or provided services on behalf of the Company or any Restricted Affiliate; (h) any city, or any county or similar political subdivision in any foreign country in which any employee of Company or any Restricted Affiliate who was supervised by Executive had responsibility, worked or provided services on behalf of Company or any Restricted Affiliate; (i) any State, city, metropolitan area or country (or similar political subdivisions in any foreign country) in which Company or any Restricted Affiliate is located or does business.
2.5. Exclusion. Notwithstanding the foregoing, Executive’s ownership of not more than one (1) percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter markets shall not violate this Section 2.
2.6. Tolling. The period during which Executive must refrain from the activities set forth in Sections 2.1, 2.2 and 2.3 shall be tolled during any period in which he fails to abide by those provisions.
2.7. Definitions. As used in this Agreement:
(a)    “Affiliate(s)” shall mean: (i) any Company parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by Company’s parent, subsidiary or related entity.
(b)    “Company Business” shall mean the business engaged in by the Company, and its Restricted Affiliates, that includes but is not limited to the provision of contract research, sales and marketing services, market research services, technology services, information services and consulting services to pharmaceutical, biotechnology, medical device and healthcare entities.
(c)    “Restricted Affiliates” shall mean any Affiliate of the Company with which Executive worked, had responsibility or supervisory authority, or which uses Confidential Information of the Company about which Executive has knowledge.

 3. Assignment of Inventions.
3.1. Proprietary Rights; Inventions. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, trademark and other intellectual property rights throughout the world. The term “Inventions” shall mean any and all inventions, improvements, know-how, trade secrets, confidential and proprietary information, trademarks, service marks and other indicia of origin, websites, URLs, domain names, software programs, discoveries, conceptions, preparations and developments, in all stages of development, whether or not eligible for or covered by patent, copyright or trade secret protection.

3.2. Prior Inventions. Inventions, if any, patented or unpatented, which Executive made prior to the beginning of Executive’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has provided to Company a complete list of all Inventions that Executive has, alone or jointly with others, made, authored, conceived, developed, or reduced to practice or caused to be made, authored, conceived, developed, or reduced to practice prior to the beginning of Executive’s employment with the Company, that Executive considers to be Executive’s property or the property of third parties and that Executive wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Inventions in his disclosure to the Company but is only to disclose a cursory name for each such Invention, a listing of the party to whom it belongs and the fact that full disclosure as to such Inventions has not been made for that reason. If no such disclosure is attached, Executive represents that there are no Prior Inventions. Notwithstanding anything to the contrary in this Agreement, Executive agrees that Executive will not incorporate, or permit to be incorporated, any Inventions in which Executive or any third parties own any rights in any Company product, process, service, machine, or other Company Inventions (as defined below) without the Company’s prior written consent. Without limiting any other remedy to which the Company may be entitled, if in the course of Executive’s employment with the Company, (a) Executive incorporates an Invention that Executive owns or controls into a Company product, process, service, machine, or other Company Invention, Executive agrees to grant and hereby grants to the Company a nonexclusive, royalty-free, paid-up irrevocable, perpetual, transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) under such Inventions and all Proprietary Rights therein to make, have made, modify, use, sell, have sold, import, export and otherwise exploit any and all products, processes, services, machines or other Company Inventions, and (b) Executive incorporates an Invention that Executive does not own or control into a Company product, process, service, machine, or other Company Invention, Executive shall take all reasonable action necessary to cause the third party who owns or controls such Invention to grant to the Company the rights described in the foregoing sentence.
3.3. Assignment of Inventions. Executive agrees to assign and hereby assigns all Executive’s right, title and interest in and to any and all Inventions and all Proprietary Rights with respect thereto (except to the extent that such Inventions constitute works for hire or otherwise belong to the Company by operation of law), which (a) are related to the Company’s Business or actual or demonstrably anticipated research or development or (b) are developed during Company time or using Company resources, and that in each case are made, authored, conceived, developed, or reduced to practice by Executive, either alone or jointly with others, during the period of Executive’s employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 3.3, are hereinafter referred to as “Company Inventions”. Executive further agrees to waive and hereby waives and agrees never to assert any and all moral rights in any Company Inventions, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise, and all other similar rights regardless of whether such right is denominated or generally referred to as a “moral right.”
3.4. Obligation to Keep Company Informed. Executive will promptly disclose to the Company fully and in writing all Inventions that are made, authored, conceived, developed or reduced to practice by Executive, either alone or jointly with others, during the period of Executive’s employment with the Company and for a two (2) year period thereafter. At the time of each such disclosure, Executive will advise the Company in writing of any Inventions that Executive believes are non-assignable Inventions under the provisions of applicable law (i.e., inventions that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facility or trade secret information, unless such Invention (a) relates to the Company’s Business or actual or demonstrably anticipated research or development, or (b) results from any work performed by Executive for the Company) and Executive will at that time provide to the Company in writing all evidence necessary to substantiate that conclusion.
3.5. Works for Hire. Executive acknowledges and agrees that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

3.6. Enforcement of Proprietary Rights. Executive agrees that Executive will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive agrees that Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Any such assistance provided during the term of Executive’s employment will be provided without additional compensation. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive’s employment, but the Company shall compensate Executive at a reasonable rate after Executive’s termination for the time actually spent by Executive and for any reasonable expenses actually incurred by Executive thereafter at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3.7. Irrevocable Assignment. The Company’s ownership of all Company Inventions that are made, authored, conceived, developed or reduced to practice by Executive, either alone or jointly with others, during the period of Executive’s employment with the Company, as assigned to the Company pursuant to this Agreement or by operation of law, shall not be subject to revocation or rescission in the event of a dispute between the Company and Executive concerning payment of compensation or benefits to Executive, unless Executive proves that the Company acquired ownership thereof fraudulently.
4. Non-Disparagement. Executive agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage the Company, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this Section is intended, nor shall be construed, to (a) prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business, or (b) prevent Executive from otherwise engaging in any legally protected activity.
5. Records. Executive agrees to keep and maintain adequate and current records of all Confidential Information learned or received by Executive and all Inventions made, authored, conceived, developed or reduced to practice by Executive during the period of Executive’s employment with the Company, which records shall be available to, and to the extent constituting Confidential Information or Company Inventions shall remain the sole property of, the Company at all times.
6. No Conflicting Obligation. Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company do not and will not breach any (a) agreement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company, or (b) agreement with or obligation to any third party to which he is otherwise bound, or faculty or staff appointment with a university, government or other research institution). Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement, either written or oral, in conflict herewith.
7. Return of Company Materials. When Executive leaves the employ of the Company, Executive agrees that: (a) Executive will return all the Company property (including, but not limited to, credit cards; keys; company car; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof which Executive created, received or otherwise obtained in connection with Executive’s employment); (b) Executive will not delete any emails, files or other information from any Company computer or device prior to Executive’s return of the property except in strict accordance with Company policy; and (c) Executive will permanently delete any Company information that may reside on Executive’s personal computer(s), other devices or accounts and submit all personal computers, phones and other devices which Executive used for Company business, and will identify all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by the Company, for inspection and removal of any Company-related information. Executive further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8. Publicity. Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company without further consent from or royalty, payment or other compensation to Executive.

9. Legal and Equitable Remedies for Breach of Certain Provisions. Executive acknowledges that his failure to abide by Sections 1 (Nondisclosure), 2 (Competitive Business Activities), or 3 (Inventions) of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of Executive’s failure to abide by these provisions: (a) the Company and its Affiliates may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive’s actual or threatened failure to abide by these provisions; (b) Executive will return all post-termination payments received, including but not limited to those received pursuant to any employment contract or agreement or severance plan in which Executive participates; and (c) if, as a result of Executive’s failure to abide by the Competitive Business Activities provisions, any commission or fee becomes payable to Executive or to any person, corporation or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associate to pay the Company an amount equal to such commission or fee. In the event that the Company or its Affiliates exercises its right to require Executive to return all post-termination payments received pursuant to any employment contract or agreement or severance plan in which Executive participates hereof, Executive shall remain obligated to abide by the terms of this Agreement, including but not limited to Sections 1 (Nondisclosure), 2 (Competitive Business Activities), and 3 (Inventions) set forth in this Agreement.
10. Notification of New Employer. In the event that Executive leaves the employ or retention of the Company, Executive hereby consents to the notification of Executive’s new employer of Executive’s rights and obligations under this Agreement.
11. Governing Law; Consent to Personal Jurisdiction and Forum. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law, without regard to the conflicts of laws principles thereof. The parties agree that the state and federal courts in North Carolina shall have jurisdiction (non-exclusive) for the adjudication of all disputes arising out of this Agreement, and Executive consents to the exercise of personal jurisdiction over Executive in any such adjudication and hereby waives any and all objections and defenses to the exercise of such personal jurisdiction and such venue.
12. Severability. Executive agrees that the restrictions contained in this Agreement are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If any one or more of the provisions contained in this Agreement shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such court would reduce, or “blue pencil” such provision by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. In case any one or more of the provisions contained in this Agreement shall, for any reason (including the failure of a court to “blue pencil” a provision pursuant to the foregoing sentence), be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either the Company or Executive, the Company and Executive shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.
13. Successors and Assigns. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its Affiliates, its successors, and its assigns.
14. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
15. Entire Agreement. This Agreement and the Letter Agreement contain the entire agreement of Executive and the Company and its Affiliates with respect to the matters set forth herein and supersede all previous negotiations and discussions, agreements and understandings regarding such matters. In the event of any conflict between this Agreement and any other agreement with the Company or its Affiliates, the terms of the agreement which are most restrictive shall control. It is understood that this Agreement does not constitute an express or implied employment contract for any definite period of time and that Executive’s employment with the Company is “at will” meaning that either the Company or Executive can end the employment relationship at any time, with or without cause.
16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

QUINTILES IMS INCORPORATED

By:	/s/ Ari Bousbib
Name: Ari Bousbib
Title: Authorized Signatory

W. RICHARD STAUB III
/s/ W. Richard Staub III
Name:
November 30, 2016
Date